UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 1

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

Inspire Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3209022
(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)

8081 Arco Corporate Drive, Suite 400 Raleigh, NC	27617
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   ☐

Securities Act registration statement file number to which this form relates:	Not applicable (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable

(Title of Class)

The undersigned registrant, Inspire Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), hereby amends the following items, exhibits and portions of its Registration on Form 8-A filed with the U.S. Securities and Exchange Commission on December 23, 2002 (the “Form 8-A”) as set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A filed by the Registrant is hereby amended to include the following:

On April 5, 2011, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merck & Co. Inc., a company formed under the laws of New Jersey (“Parent”), and Monarch Transaction Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Merger Sub will commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock of the Registrant, and as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Registrant (the “Merger”) and the Registrant will become a wholly-owned subsidiary of Parent.

On April 5, 2011, prior to the execution of the Merger Agreement, the board of directors of the Company approved a Second Amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated October 21, 2002, by and between the Company and Computershare Trust Company, N.A., as Rights Agent.

The Amendment, among other things, renders the Rights Agreement inapplicable to the Merger, the Offer, the Top-Up Option, the Merger Agreement and the transactions contemplated thereby, including the Tender and Support Agreement, dated as of April 5, 2011, by and among Parent, Merger Sub and Warburg, Pincus Private Equity IX, L.P., a Delaware limited partnership (the “Tender Agreement”). The Amendment provides that none of the approved execution, delivery, performance or public announcement of the Merger Agreement, the Tender Agreement and/or any ancillary agreements, nor the consummation of the Merger, the Offer, the Top-Up Option or any other transaction contemplated by the Merger Agreement or the Tender Agreement, will result in either Parent or Merger Sub or any of their respective affiliates or associates being deemed an “Acquiring Person” or “Beneficial Owners” (as such terms are defined in the Rights Agreement) or give rise to any event that would result in the occurrence of a “Share Acquisition Date” or a “Distribution Date” (as such terms are defined in the Rights Agreement). A copy of the Rights Amendment is attached hereto as Exhibit 4.3 and is incorporated herein by reference.

The foregoing description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Amendment.

Item 2. Exhibits.

Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

Exhibit Number

4.3	Second Amendment, dated as of April 5, 2011, to the Rights Agreement, dated October 21, 2002, between the Registrant and Computershare Trust Company, N.A. (as amended) (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, File No. 001-31577, filed with the U.S. Securities and Exchange Commission on April 7, 2011).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Inspire Pharmaceuticals, Inc.

Date: April 7, 2011	By:	/s/ Joseph M. Spagnardi
Joseph M. Spagnardi Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

4.1	Rights Agreement, dated October 21, 2002, between the Registrant and Computershare Trust Company, N.A., which includes the form of Certificate of Designation of Series H Preferred Stock of Inspire Pharmaceuticals, Inc. as Exhibit “A”, the form of Rights Certificate as Exhibit “B” and the Summary of Rights to Purchase Preferred Stock as Exhibit “C.” (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, File No. 000-31135, filed with the U.S. Securities and Exchange Commission on October 22, 2002).

4.2	First Amendment, dated as of July 17, 2007, to the Rights Agreement, dated October 21, 2002, between the Registrant and Computershare Trust Company, N.A. (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, File No. 001-31577, filed with the U.S. Securities and Exchange Commission on July 23, 2007).

4.3	Second Amendment, dated as of April 5, 2011, to the Rights Agreement, dated October 21, 2002, between the Registrant and Computershare Trust Company, N.A. (as amended) (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, File No. 001-31577, filed with the U.S. Securities and Exchange Commission on April 7, 2011).